Exhibit 10.11

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of October 17, 2024 (the “Effective Date”) by and between Eil Therapeutics, Inc., a corporation organized under Delaware law, (“Licensor”), and Lomond Therapeutics, Inc., a corporation organized under Delaware law (“Company”). Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

Whereas, Licensor is a pharmaceutical company engaged in the development of the Compound;

Whereas, Company is engaged in the research, development, manufacturing and commercialization of pharmaceutical products and is interested in developing, manufacturing and commercializing the Compounds and Products; and

Whereas, Company desires to license from Licensor and Licensor wishes to license to Company, on an exclusive basis, the right to develop, manufacture and commercialize the Compound and Product.

Now, Therefore, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article 1
Definitions

1.1	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of a Product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials.

1.3	“Compound” means the compound referred to as ZE50-0134 (lonitoclatx).

1.4	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.5	“Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.6	“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.7	“Development” or “Develop” means, with respect to a Product, the performance of all pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an NDA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product.

1.8	“EMA” means the European Medicines Agency or a successor agency thereto.

1.9	“European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.10	“European Union” or “EU” means the European Union, as may be redefined from time to time.

1.11	“EU5” means all of France, Germany, Italy, Spain and the United Kingdom.

1.12	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.13	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.14	“IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.

1.15	“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.16	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.17	“Licensor Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against Licensor are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within one hundred eighty (180) days after the date of filing; (b) a receiver or custodian is appointed for Licensor; (c) proceedings are instituted by or against Licensor for corporate reorganization, dissolution, liquidation or winding-up of Licensor, which proceedings, if involuntary, shall not have been dismissed within one hundred eighty (180) days after the date of filing; or (d) substantially all of the assets of Licensor are seized or attached and not released within one hundred eighty (180) days thereafter.

1.18	“Licensed Know-How” means all Know-How that is Controlled by Licensor, as of the Effective Date or at any time thereafter during the Term, and is necessary or useful in the research, Development, Manufacture, use, Commercialization, or other exploitation of Products.

1.19	“Licensed Patents” means all Patent Rights that are Controlled by Licensor, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful for the research, Development, Manufacture, use, or Commercialization of the Compound or Product. Listed on Schedule 1.19 are all Licensed Patents existing as of the Effective Date.

1.20	“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.21	“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.22	“NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

1.23	“Manufacture” means, with respect to a Product, activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of such Product.

1.24	“Note Repayment” means the payment in full of the Promissory Note pursuant to the terms and conditions of the Promissory Note.

1.25	“Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.26	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.27	“Phase I Trial” means a human clinical trial of a Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.28	“Phase II Trial” means a human clinical trial of a Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.29	“Phase III Trial” means a human clinical trial of a Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Product, including all tests and studies that are required by the FDA from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.30	“Product” means any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or pre-clinical or clinical development that contains or comprises, in part or in whole, the Compound.

1.31	“Promissory Note” shall have the meaning provided in Section 5.1 hereof.

1.32	“Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the EMA or the European Commission; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.33	“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, necessary for the Development, Manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction.

1.34	“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives

1.35	“Sublicensee” means a Person other than an Affiliate of Company to which Company (or its Affiliate) has granted sublicense rights under any of the rights granted under Section 2.1.

1.36	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.37	“Third Party” means any Person other than Licensor, Company or any of their respective Affiliates.

1.38	“Third Party Action” means any Action made by a Third Party against either Party that claims that the Compound or Product, or its use or there, Development, Manufacture or sale infringes or misappropriates such Third Party’s intellectual property rights.

1.39	“United States” or “US” means the United States of America, its territories and possessions.

Article 2
Licenses AND OTHER RIGHTS

2.1	Grant of License to Company. Subject to the terms and conditions of this Agreement and Company’s performance of its obligations under the Promissory Note (including, without limitation, payment of all amounts that become due and payable under such Promissory Note in accordance with its terms), Licensor hereby grants to Company and its Affiliates an exclusive (even as to Licensor), worldwide, royalty-bearing right and license (with the right to sublicense through multiple tiers), under the Licensed Technology to research, Develop, Manufacture, use, Commercialize and otherwise exploit the Compound and Product.

2.2	Grant of Sublicense by Company. Company shall have the right, in its sole discretion, to grant sublicenses through multiple tiers, in whole or in part, under the licenses granted in Section 2.1. The granting by Company of a sublicense shall not relieve Company of any of its obligations hereunder.

2.3	Technology Transfer. As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, Licensor will transfer to Company, at Licensor’s cost and expense, all Licensed Know-How.

2.4	Regulatory Technology Transfer. Upon Company’s written request, Licensor shall (to the extent allowed or consented to by Law), at Licensor’s cost and expense, assign to Company all applications and filings made by or on behalf of Licensor with any Regulatory Authority with respect to any Products, including any IND, MAA or orphan drug designations or any other application for regulatory consultations or consideration, including sponsorship thereof (the “Regulatory Documents”). To the extent any of the Regulatory Documents cannot be assigned to Company, Licensor hereby grants to Company and its Affiliates an exclusive (even as to Licensor), worldwide, license and right of reference under the Regulatory Documentation (with the right to sublicense and grant further rights of reference) under the Regulatory Documents as necessary to research, Develop, manufacture, have manufactured, use, Commercialize and otherwise exploit the Compounds and Products.

Article 3
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

3.1	Development of the Product by Company. As between the Parties, Company shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop the Compound and Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval of such Products.

Article 4
REGULATORY MATTERS

4.1	Regulatory Filings. As between Company and Licensor, Company shall own and maintain all regulatory filings and Regulatory Approvals for the Products, including all INDs and MAAs.

4.2	Communications with Authorities. Company (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Product. Following the Effective Date, Licensor shall not initiate, with respect to Product, any meetings or contact with Regulatory Authorities without Company’s prior written consent. To the extent Licensor receives any written or oral communication from any Regulatory Authority relating to Product, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication. At the request of Company, Licensor shall make available to Company, free of charge, a qualified representative who shall, together with the representatives of Company, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating to the Licensed Technology.

Article 5
PROMISSORY Note

5.1	Issuance of Promissory Note. As a condition to the effectiveness of this Agreement, the Company shall issue to the Licensor a promissory note (the “Promissory Note”) in the form provided as Exhibit A hereto and in the principal amount of $1,700,000.

Article 6
Inventions and Patents

6.1	Patent Prosecution and Maintenance.

(a)  Licensed Patents. Company shall have the first right, but not the obligation (subject to Section 6.1(b)), to file, prosecute and maintain Licensed Patents in Licensor’s name. Company shall bear all costs and expenses of filing, prosecuting and maintaining Licensed Patents. Company shall keep Licensor informed of the status of the filing and prosecution of Licensed Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and will take into consideration the advice and recommendations of Licensor.

(b)  Election Not to File and Prosecute Licensed Patents. If Company elects not to file or to continue to prosecute or maintain a Licensed Patent in Licensor’s name in any of the United States, the EU5 or Japan, then it shall notify Licensor in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Licensed Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensed Patent in such country or possession. In such case, Licensor shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensed Patent.

(c)  Patent Term Extension. Company shall be responsible, in Licensor’s name, for making decisions regarding and obtaining patent term extensions wherever available for Licensed Patents. Licensor shall provide Company free-of-charge with all relevant information, documentation and assistance in this respect as may reasonably be requested by Company. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Licensed Patents are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Company shall have the right to make such elections, and Licensor shall abide by all such elections.

6.2	Enforcement.

(a)  Notice. If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Licensed Technology, or if a Third Party claims that any Licensed Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b)  Company Right to Bring an Action. Company shall have the exclusive right to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Licensed Patent (each, an “Action”) and to compromise or settle any such infringement or claim. At Company’s request, Licensor shall immediately provide Company with all relevant documentation (as may be requested by Company) evidencing that Company is validly empowered by Licensor to take such an Action. Licensor is obligated to join Company in such Action if Company determines that it is necessary to demonstrate “standing to sue”. If Company does not intend to prosecute or defend an Action, Company shall promptly inform Licensor.

(c)  Reasonable Assistance. Upon Company’s request, Licensor shall provide reasonable assistance to Company, including providing access to relevant documents and other evidence and making its employees available, subject to the Company’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(d)  Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 6.2, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Company for any costs incurred, which, if such Party is Company; (ii) to reimburse Licensor for its costs incurred in such Action, if it joins such Action; and (iii) the remaining amount of such recovery shall be allocated to Company.

6.3	Assignment After Note Repayment. Effective upon the occurrence of Note Repayment, Licensor shall and hereby does assign to Company all Licensed Patents and Licensed Know-How. Licensor shall execute (and cause the execution of) and deliver such further instruments, documents and agreements, give such further written assurances, and take such further actions, in each case, as Company may reasonably request and at Company’s sole cost and expense, to carry into effect the intents and purposes of this assignment. For the purposes hereof, Licensor hereby constitutes and appoints Company and its successors and assigns as its true and lawful agent and attorney-in-fact after the occurrence of Note Repayment, with full power of substitution, in its name and stead, by, on behalf of, and for the benefit of Company and its successors and assigns to execute, deliver, acknowledge, certify, file and record any document and to take any other action (on or at any time after the date hereof) that Company may deem appropriate for the purpose of collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in such Licensed Patents and Licensed Know-How. Company acknowledges and agrees that it shall not exercise the foregoing power of attorney until after the occurrence of Note Repayment and unless Licensor is unable or unwilling to perform the actions reasonably requested by Company. After Note Repayment, Sections 6.1 and 10.5(b) shall no longer apply.

Article 7
CONFIDENTIALITY

7.1	Confidentiality Obligations. Each Party agrees that such Party shall, and shall ensure that its Representatives, hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information:

(a)  is or becomes generally available to the public other than as a result of disclosure by the recipient;

(b)  is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(c)  is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(d)  is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The recipient shall be responsible for any disclosure or use of the Confidential Information by such Representatives. The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (ii) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (iii) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

Notwithstanding the foregoing or the definition of Confidential Information, during the Term of this Agreement, all Licensed Know-How shall be deemed Confidential Information of Company (and not Licensor) and the exception in Section 7.1(b) above shall not apply with respect thereto.

7.2	Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order, provided that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

Article 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)  such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b)  such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)  this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and

(d)  such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

8.2	Additional Representations and Warranties of Licensor. Licensor represents and warrants to Company that, as of the Effective Date:

(a)  to Licensor’s knowledge, no claims have been asserted or threatened by any Person (a) challenging the validity, effectiveness, or ownership of Licensed Technology, and/or (b) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensed Technology infringes or will infringe on any intellectual property right of any Person. No such claims have been asserted or, to the knowledge of Licensor, are threatened;

(b)  to the knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of any of Licensed Technology or Regulatory Documents by any employee or former employee of Licensor, or any other Third Party;

(c)  the Licensed Patents constitute all Patent Rights owned or Controlled by Licensor that are necessary to manufacture, use or Commercialize the Compound and Product; and

(d)  Licensor has not employed or otherwise used in any capacity the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Compound or Product.

Article 9
INDEMNIFICATION

9.1	Indemnification by Company. Company shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to: (a) Company’s negligence or willful misconduct; (b) Company’s performance of its obligations under this Agreement; or (c) breach by Company of its representations or warranties set forth in ARTICLE 8; provided, however, that Company’s obligations pursuant to this Section 9.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the Licensor Indemnitees, or (ii) with respect to claims or suits arising out of breach by Licensor of its representations, warranties or covenants set forth in ARTICLE 8.

9.2	Indemnification by Licensor. Licensor shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors (“Company Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) related to: (a) Licensor’s negligence or willful misconduct; (b) Licensor’s performance of its obligations under this Agreement; (c) breach by Licensor of its representations, warranties or covenants set forth in ARTICLE 8; or (d) any Third Party Action; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Company Indemnitees or (ii) with respect to claims or suits arising out of a breach by Company of its representations or warranties set forth in ARTICLE 8.

9.3	No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR SECTION 9.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 7.

9.4	Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this ARTICLE 9, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this ARTICLE 9 with respect to claims or suits settled or compromised without its prior written consent.

Article 10

TERM AND TERMINATION

10.1	Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect unless earlier terminated as provided in this ARTICLE 10.

10.2	Termination of the Agreement for Convenience . At any time during the Term, Company may, at its convenience, terminate this Agreement upon thirty (30) days’ prior written notice to Licensor.

10.3	Termination upon Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within ninety (90) days. If such breach is not cured within ninety (90) days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. If the allegedly breaching Party in good faith disputes whether a material breach occurred, then the cure period will be tolled and commence when such dispute is resolved.

10.4	Termination for Event of Default. This Agreement shall terminate upon an Event of Default under the Promissory Note.

10.5	Effects of Termination.

(a)  Survival.

(i)  Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive: ARTICLE 7 (Confidentiality) (for the term set forth therein), ARTICLE 9 (Indemnification), ARTICLE 10 (Term and Termination), ARTICLE 11 (Miscellaneous).

(ii)  Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(b)  Licenses.

(i)  Upon termination of this Agreement pursuant to Section 10.2, 10.3, or 10.4, the following terms and conditions shall apply:

(1)  all licenses granted to Company under Section 2.1 shall terminate;

(2)  Company shall, upon written request by Licensor and subject to Licensor assuming legal responsibility for any Clinical Trials of such Product(s) then ongoing, transfer to Licensor at Licensor’s cost and expense, all regulatory documentation and Regulatory Approvals prepared or obtained by or on behalf of Company prior to the date of such termination, to the extent solely related to such Product(s) and country(ies) and transferable, and Company shall have the right to retain one copy of such transferred documentation and Regulatory Approvals for record-keeping purposes;

(3)  Company shall, upon written request of Licensor, return to Licensor or, at Company’s option, destroy, at Licensor’s cost and expense, all relevant records and materials in its possession or control containing or comprising Confidential Information of Licensor; provided, however, that Company shall have the right to retain one copy of such Confidential Information of Licensor.

(4)  To the extent not prohibited by Law, Company shall wind down any ongoing Clinical Trials with respect to such Product(s), or at Licensor’s option, transfer such Clinical Trials to Licensor at Licensor’s cost and expense, in which case Licensor shall purchase from Company the relevant Clinical Trial supplies of the Product at Company’s costs of goods plus a ten percent (10%) mark-up.

(ii)  Upon any termination of this Agreement, all sublicenses to all Sublicensees shall terminate.

10.6	Termination on Bankruptcy or Insolvency.

(a)  Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

(b)  Continuing Rights. The Parties further agree that, in the event of Licensor Bankruptcy Event, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Company’s possession, shall be promptly delivered to it (i) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by Licensor upon written request therefor by Company. The Parties agree that if the Company has completed the Note Repayment, then the Company shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code as licensor of such rights under this Agreement. If the prior to the Note Repayment the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall be subject to a Bankruptcy Event, and such event triggers an Event of Default under the Note, then this Agreement shall be terminated pursuant to Section 10.4 hereof.

10.7	Other Remedies . Termination of this Agreement for any reason shall not release either Party from any liability that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

Article 11
MISCELLANEOUS PROVISIONS

11.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

11.2	Assignment.

(a)  Assignment Generally. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by either Party without the prior written consent of Company (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Company may assign this Agreement, without the consent of Licensor, to a successor to substantially all of the business of Company to which this Agreement relates.

(b)  Continuing Obligations. No assignment under this Section 11.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(c)  Void Assignments. Any assignment not in accordance with this Section 11.2 shall be void.

11.3	Performance and Exercise by Affiliates. Company shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Company; provided, however, that Company shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Company hereunder shall be deemed to be a failure by Company to perform such obligations. For clarity, the foregoing means that Company may designate an Affiliate to perform its obligations hereunder or to be the recipient of Licensor’s performance obligations hereunder.

11.4	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5	Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

11.6	Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.7	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.8	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of California, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of California, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in San Diego County, California.

11.9	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Name:	Lomond Therapeutics, Inc.
Street:	8 The Green Ste 8490
City:	Dover, DE 19901

If to Licensor, addressed to:

Name:	Eil Therapeutics, Inc.
Street:	12730 High Bluff Drive, Suite 100
City:	San Diego, CA 92130

11.10	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.

11.11	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.12	Severability . When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.13	Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Unless the context otherwise requires, countries shall include territories.

11.14	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[signature page follows]

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first above written.

EIL THERAPEUTICS, INC.		LOMOND THERAPEUTICS, INC.

Signature:	/s/ Nikolay Savchuk	Signature:	/s/ Nikolay Savchuk
Printed Name:	Nikolay Savchuk	Printed Name:	Nikolay Savchuk
Title:	Chief Executive Officer	Title:	Chief Executive Officer